Exhibit 99.01

FOR RELEASE:  Immediate

CONTACTS:         Karen Chrosniak, Director of Investor Relations
                  Dean Marshall, Director of Finance or
                  Jim Brown, Vice President, Finance

                  (877) 496-6704

                     Adelphia Announces Sale of Senior Notes

COUDERSPORT, Pa., September 15, 2000 -- Adelphia Communications Corporation ("Adelphia") (NASDAQ: ADLAC) announced today that it has sold $750 million aggregate principal amount of new 10-7/8% Senior Notes due 2010. The Senior Notes due 2010 will be noncallable, and will have other non-interest terms that will be similar to those of Adelphia's existing publicly held senior debt. Adelphia plans to use the net proceeds to repay existing indebtedness of subsidiaries. The transaction, which was increased from a previously-announced size of $500 million, is expected to close on September 20, 2000.

Adelphia Communications Corporation is the sixth largest cable television operator in the United States, with headquarters in Coudersport, Pennsylvania.

Prospectuses may be obtained from Salomon Smith Barney Inc. at 388 Greenwich Street, New York, New York 10013, or Banc of America Securities LLC at 9 West 57th Street, New York, NY 10019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.